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                                                                       EXHIBIT 3



                               Lock-Up Agreement

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York  10172

Dear Sirs:

          The undersigned understands that Bear, Stearns & Co. Inc., as representatives of the several underwriters (the "Underwriters"), propose to
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enter into Underwriting Agreements with XM Satellite Radio Holdings Inc., a
Delaware corporation (the "Company"), providing for a public offering (the
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"Equity Offering") of the Company's Class A common stock, par value $.01 per
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share (the "Common Stock") and a public offering (the "Debt Offering" and,
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together with the Equity Offering, the "Offerings") of an aggregate principal
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amount of $125,000,000 convertible notes due 2006 of the Company, each pursuant to a Registration Statement on Form S-3 (File No. 333-47570). The undersigned is a holder of securities of the Company and wishes to facilitate the Offerings and recognizes that the Offerings will be of benefit to the undersigned.

          In consideration of the foregoing and in order to induce you to act as Underwriters in connection with the Offerings, the undersigned hereby agrees, for the benefit of the Company and the Underwriter, that during the period beginning from the date hereof and continuing to and including the date 90 days after the date of the final prospectus relating to the Offerings, the undersigned will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell, contract to sell, swap, make any short sale, pledge, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), grant any option to purchase or otherwise dispose (or publicly
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announce the undersigned's intention to do any of the foregoing) of, directly or indirectly, any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company that the undersigned currently beneficially owns (within the meaning of Rule 13d-3 under the Exchange
Act), directly or indirectly, or may beneficially own, directly or indirectly, in the future; provided that the foregoing shall not prohibit any conversion of the Company's Series A convertible preferred stock, Series B convertible redeemable preferred stock, Series C convertible redeemable preferred stock or Class B common stock into Common Stock.
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          The undersigned confirms that the undersigned understands that the
Underwriters and the Company will rely upon the representations set forth in this agreement in proceeding with the Offerings. The undersigned further confirms that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of securities of the Company held by the undersigned except in compliance with this agreement.

                                    Very truly yours,

                                    American Honda Motor Co., Inc.

                                    By:    /s/  S. Sakamoto
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                                    Name:  S. Sakamoto
                                    Title: Vice President/Treasurer



Dated:  March 6, 2001

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